Exhibit 16.1

[LETTERHEAD OF MARCUM STONEFIELD Accountants, Advisors]

June 15, 2011

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

We have read Item 4.01 included in the Form 8-K/A of Hemacare Corporation dated June 8, 2011 to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm in such Form 8-K/A; we are not in a position to agree to disagree with other statements of Hemacare Corporation contained therein.

Very truly yours,

Marcum LLP

/s/ Steve Rapattoni, CPA

Steve Rapattoni, CPA

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